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                         CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Post-Effective Amendment No. 48 (File No. 2-73948) under the Securities Act of 1933 and Post-Effective Amendment No. 49 (File No. 811-3258) under the Securities Act of 1940 to the Registration Statement on Form N-1A of the DFA Investment Dimensions Group Inc. of our reports for The U.S. 9-10 Small Company, The U.S. 6-10 Small Company, The U.S. Large Company, The Enhanced U.S. Large Company, The U.S. 6-10 Value, The U.S. Large Cap Value, The DFA Real Estate Securities, The Japanese Small Company, The Pacific Rim Small Company, The United Kingdom Small Company, The Continental Small Company, The International Small Company, The RWB/DFA International High Book to Market, The Emerging Markets, The Large Cap International, The DFA International Small Cap Value, The DFA Intermediate Government Fixed Income, The DFA One-Year Fixed Income, The DFA Five-Year Government Fixed Income, The DFA One-Year Fixed Income, The DFA Five-Year Government, The DFA Two-Year Global Fixed Income, The DFA Global Fixed Income Portfolio, The VA Small Value Portfolio, The VA Large Value Portfolio, The VA International Value Portfolio, The VA International Small Portfolio, The VA Short-Term Fixed Portfolio and The VA Global Bond Portfolio, collectively, the Portfolios, dated January 16, 1998 on our audits of the financial statements and financial highlights of the Portfolios of the DFA Investment Dimensions Group Inc. as of November 30, 1997 and for the respective periods then ended, which reports are included in the Annual Reports to Shareholders.

We also consent to the reference to our firm under the captions "Other Information" and "Financial Statements" in the Statement of Additional Information.


COOPERS & LYBRAND L.L.P.


2400 Eleven Penn Center
Philadelphia, Pennsylvania
March 27, 1998